EXHIBIT 99.1

Omeros Corporation Reports First Quarter 2018 Financial Results

– Conference Call Today at 4:30 p.m. ET –

SEATTLE, WA – May 10, 2018 – Omeros Corporation (NASDAQ: OMER) today announced recent highlights and developments as well as financial results for the first quarter ended March 31, 2018, which include:

•

1Q 2018 total and OMIDRIA® revenues were $1.6 million, compared to $12.3 million in 1Q 2017; the decrease is the result of the scheduled expiration of OMIDRIA pass-through reimbursement status on January 1, 2018.

•

The Consolidated Appropriations Act, signed into law in March 2018, includes a provision granting a two-year pass-through extension, beginning on October 1, 2018, for a small number of drugs including OMIDRIA.

•

Net loss in 1Q 2018 was $30.1 million, or $0.62 per share. Non-cash expenses for 1Q 2018 were $4.3 million, or $0.09 per share. Overall decrease in cash, cash equivalents and short-term investments for the quarter was $10.9 million.

•

At March 31, 2018, the company had cash, cash equivalents and short-term investments available for operations of $72.8 million. An additional $45.0 million available under the company’s existing credit facility is expected to fund on May 18, 2018.

•	Patient enrollment began in the OMS721 Phase 3 clinical trial (known as ARTEMIS-IGAN) in patients with Immunoglobulin A (IgA) nephropathy.

•

OMS721 was granted breakthrough therapy designation for treatment of patients with hematopoietic stem cell transplant-associated thrombotic microangiopathy (HSCT-TMA) who have persistent TMA despite modification of immunosuppressive therapy.

•

Following recent interactions with FDA, Omeros believes that it has a clear path to approval for OMS721 in high-risk HSCT-TMA, intends to continue working closely with FDA to achieve this objective and has begun preparations to submit a Biologics License Application (BLA).

•	OMIDRIA was added to the Veterans Health Administration National Formulary in April 2018.

“During the first quarter of 2018, we made tremendous progress in our MASP-2 program,” said Gregory A. Demopulos, M.D., chairman and chief executive officer of Omeros. “We believe that we now have clear paths to accelerated approval for OMS721 in both stem-cell TMA and IgA nephropathy. With breakthrough therapy designations in both of these indications, we look forward to continuing to work closely with FDA and, for stem-cell TMA, we have initiated preparations for a BLA submission. Our PDE7 inhibitor OMS527 is poised to enter the clinic in mid-year and, in late 2019 through 2020, we expect to begin clinical trials for our MASP-3 antibody OMS906 and for our small-molecule MASP-2 inhibitors. A number of our GPCR programs are also moving toward the clinic, providing the potential for wholly new mechanisms for the treatment of a broad range of diseases and disorders, including cancers. With the Omeros team and the reinstatement of CMS separate payment for OMIDRIA, we believe that we will have the resources to deliver on the immense promise of these programs to benefit patients, many of whom have conditions for which there are no treatments.”

First Quarter and Recent Developments

•

Developments regarding OMS721, Omeros’ lead human monoclonal antibody in its mannan-binding lectin-associated serine protease-2 (MASP-2) programs for the treatment of HSCT-TMA, IgA nephropathy, and atypical hemolytic uremic syndrome (aHUS), include:

o

Omeros announced in April 2018 that the U.S. Food and Drug Administration (FDA) granted breakthrough therapy designation to OMS721 for the treatment of patients with high-risk HSCT-TMA, specifically those patients who have persistent TMA despite modification of immunosuppressive therapy. This is the second breakthrough therapy designation for OMS721, which last year received the designation from FDA for the treatment of IgA nephropathy.

o

Omeros recently met with FDA to discuss requirements for approval of OMS721 in high-risk HSCT-TMA. Based on that meeting, Omeros believes that it has clear paths to both accelerated and full approval of OMS721 in this indication. In addition to the data provided to FDA, the Agency requested that the company further characterize the patients treated with OMS721 – all of whom had high-risk TMA – and compile and submit additional information on the historical control population for the purpose of further comparing outcomes across corresponding patients. FDA also requested an analysis plan to assess the company’s biomarker data. Should FDA grant OMS721 accelerated approval for the treatment of high-risk stem cell-TMA patients, the drug would be made commercially available for stem-cell patients with this highly lethal disorder. Concurrently, Omeros would conduct a confirmatory trial for subsequent full approval. Omeros intends to continue working closely with FDA as the company further compiles all required information with the objective of initiating a rolling BLA submission later this year. In Europe, the company is scheduling meetings with regulatory authorities to discuss plans for submission of an application for conditional marketing authorization for OMS721 in HSCT-TMA.

o

In February and April 2018, Omeros reported new results in patients with HSCT-TMA from the ongoing Phase 2 study. The estimated median survival for OMS721-treated patients was an order of magnitude greater than that for a matched historical control (p<0.0001). After study patients had reached an adequate duration of follow-up, further data analysis examined 100-day mortality, an important measure previously used as an approval endpoint in HSCT. That analysis also showed that OMS721-treated patients had improved survival relative to the historical control (53 percent vs 10 percent; p = 0.0002). Biomarkers of disease (i.e., mean platelet count and mean levels of lactate dehydrogenase and haptoglobin), demonstrated statistically significant improvement. Study patients also showed substantial improvement in red blood cell and platelet transfusion requirements.

o	In February 2018, the EMA granted OMS721 orphan drug designation in the treatment of IgA nephropathy. Enrollment in the Phase 3 clinical trial ARTEMIS-IGAN is ongoing.

•	Recent developments regarding OMIDRIA include:

o

In March 2018, the Consolidated Appropriations Act, 2018 (Consolidated Appropriations Act) was signed into law and included a two-year extension of pass-through reimbursement status for OMIDRIA and a small number of other drugs used during procedures performed on Medicare Part B fee-for-service patients. As a result, OMIDRIA will receive a reinstatement of separate payment beginning October 1, 2018 through September 30, 2020.

o

OMIDRIA was added to the Veterans Health Administration (VA) National Formulary in April 2018. With its addition to the formulary, the drug is now available in all VA facilities that perform ophthalmic procedures. The initial recommendation is that OMIDRIA be limited to use in high-risk patients as determined by each VA ophthalmic surgeon at his or her discretion.

o

In April 2018, Omeros announced that the results of four “real-world” clinical studies were presented at the American Society of Cataract and Refractive Surgery and American Society of Ophthalmic Administrators Annual Meeting held in Washington, D.C. The studies demonstrate significant benefits of OMIDRIA to both patients and surgeons across routine and complex cataract surgery cases performed in high-volume surgery centers, with and without femtosecond laser.

•

In April 2018, the company’s credit facility with CRG was amended to eliminate the revenue and market capitalization covenants with respect to the twelve-month period ending on December 31, 2018 and to reduce the market capitalization threshold for future periods to three times the aggregate principal amount of loans outstanding (excluding any payment-in-kind loans) on the applicable determination date. Omeros issued five-year warrants to the lenders for up to 200,000 shares of the company’s common stock at an exercise price per share of $23.00, which represents approximately a 70-percent premium to the closing price of Omeros’ common stock at that time. In addition, the company has requested the $45.0 million currently available under the CRG credit facility and expects funding to occur on May 18, 2018.

Financial Results

For the quarter ended March 31, 2018, revenues were $1.6 million, all relating to sales of OMIDRIA. This compares to OMIDRIA revenues of $12.3 million for the same period in 2017. On a sequential quarter-over-quarter basis, OMIDRIA revenues decreased $12.2 million, which is attributable to reduced ASC and hospital purchasing following the scheduled loss of pass-through reimbursement status as of January 1, 2018. As part of the Consolidated Appropriations Act, pass-through status for OMIDRIA was reinstated for a two-year period, effective October 1, 2018 through September 30, 2020.

Total costs and expenses for the three months ended March 31, 2018 were $29.3 million compared to $25.0 million for the same period in 2017. The increase in the current year quarter was primarily due to higher manufacturing scale-up costs for the OMS721 programs as Omeros continues to increase production capacity to meet anticipated clinical and commercial requirements as well as to incremental costs associated with initiating the OMS721 IgA nephropathy Phase 3 clinical trial.

For the three months ended March 31, 2018, Omeros reported a net loss of $30.1 million, or $0.62 per share, which included non-cash expenses of $4.3 million ($0.09 per share). In comparison, for the prior year’s first quarter Omeros reported a net loss of $15.1 million, or $0.34 per share including non-cash expenses of $4.4 million ($0.10 per share).

As of March 31, 2018, the company had $72.8 million of cash, cash equivalents and short-term investments available for operations and another $5.8 million in restricted investments. In addition, the company has requested $45.0 million currently available under the company’s existing credit facility and expects funding to occur on May 18, 2018.

Conference Call Details

Omeros’ management will host a conference call to discuss the financial results and to provide an update on business activities. The call will be held today at 1:30 p.m. Pacific Time; 4:30 p.m. Eastern Time. To access the live conference call via phone, please dial (844) 831-4029 from the United States and Canada or (920) 663-6278 internationally. The participant passcode is 8579459. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available for one week following the call and may be accessed by dialing (855) 859-2056 from the United States and Canada or (404) 537-3406 internationally. The replay passcode is 8579459.

To access the live or subsequently archived webcast of the conference call on the internet, go to the company’s website at www.omeros.com and select “Events” under the Investors section of the website. To access the live webcast, please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About Omeros Corporation

Omeros is a commercial-stage biopharmaceutical company committed to discovering, developing and commercializing small-molecule and protein therapeutics for large-market as well as orphan indications targeting inflammation, complement-mediated diseases and disorders of the central nervous system. The company’s drug product OMIDRIA® (phenylephrine and ketorolac intraocular solution) 1% / 0.3% is marketed for use during cataract surgery or intraocular lens (IOL) replacement to maintain pupil size by preventing intraoperative miosis (pupil constriction) and to reduce postoperative ocular pain. In the European Union, the European Commission has approved OMIDRIA for use in cataract surgery and other IOL replacement procedures to maintain mydriasis (pupil dilation), prevent miosis (pupil constriction), and to reduce postoperative eye pain. Omeros has multiple Phase 3 and Phase 2 clinical-stage development programs focused on: complement-associated thrombotic microangiopathies; complement-mediated glomerulonephropathies; cognitive impairment; and addictive and compulsive disorders. In addition, Omeros has a diverse group of preclinical programs and a proprietary G protein-coupled receptor (GPCR) platform through which it controls 54 new GPCR drug targets and corresponding compounds, a number of which are in preclinical development. The company also exclusively possesses a novel antibody-generating platform.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections for such statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “likely,” “look forward to,” “may,” “objective,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions and variations thereof. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, risks associated with product commercialization and commercial operations, unproven preclinical and clinical development activities, regulatory oversight, intellectual property claims, competitive developments, litigation, and the risks, uncertainties and other factors described under the heading “Risk Factors” in the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2018. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the company assumes no obligation to update these forward-looking statements, even if new information becomes available in the future.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

360.668.3701

jennifer@cwcomm.org

OMEROS CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended
	March 31,
	2018	2017
Revenue:
Product sales, net	$1,588	$12,257
Costs and expenses:
Cost of product sales	203	271
Research and development	18,140	12,240
Selling, general and administrative	10,934	12,471
Total costs and expenses	29,277	24,982
Loss from operations	(27,689)	(12,725)
Interest expense	(2,825)	(2,663)
Other income	460	299
Net loss	$(30,054)	$(15,089)
Comprehensive loss	$(30,054)	$(15,089)
Basic and diluted net loss per share	$(0.62)	$(0.34)
Weighted-average shares used to compute basic and diluted net loss per share	48,284,019	43,828,572

OMEROS CORPORATION

UNAUDITED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	March 31,	December 31,
	2018	2017
Cash, cash equivalents and short-term investments	$72,814	$83,749
Working capital	54,054	82,065
Restricted investments	5,835	5,835
Total assets	89,035	116,328
Total current liabilities	24,630	26,307
Notes payable and lease financing obligations, net	85,550	84,607
Accumulated deficit	(553,422)	(523,368)
Total shareholders’ deficit	(29,215)	(2,814)